Exhibit 23.2

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

CONSENT OF SCHWARTZ LEVITSKY FELDMAN LLP

The undersigned, Schwartz Levitsky Feldman llp, hereby consents to the use of our name and the use of our opinion dated March 8, 2006 except for note 4 which is as of April 16, 2007 and note 18 which is as of March 26, 2008 on the consolidated financial statements of Med-Emerg International, Inc. (the “Company”) for the fiscal year ended December 31, 2005 included in its Annual Report on Form 10-K being filed by the Company, for the fiscal year ended December 31, 2007.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
March 28, 2008	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel: 416 785 5353
Fax: 416 785 5663